                                                      Registration No. 333-00000
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       -----------------------------------

                                    FORM S-8
             Registration Statement Under The Securities Act of 1933

                       -----------------------------------

                              MINNESOTA POWER, INC.
             (Exact name of registrant as specified in its charter)

                       -----------------------------------

               Minnesota                             41-0418150
   (State or other jurisdiction of      (I.R.S. Employer Identification No.)
    incorporation or organization)

                             30 West Superior Street
                          Duluth, Minnesota 55802-2093
                                 (218) 722-2641
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      -----------------------------------

                                 MINNESOTA POWER
                 EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
                              (Full Title of Plan)

                      -----------------------------------


       DAVID G. GARTZKE               PHILIP R. HALVERSON, ESQ.
 Senior Vice President-Finance     Vice President, General Counsel
  and Chief Financial Officer               and Secretary
    30 West Superior Street            30 West Superior Street
 Duluth, Minnesota  55802-2093      Duluth, Minnesota  55802-2093
        (218) 722-2641                     (218) 722-2641


       JAMES K. VIZANKO             ROBERT J. REGER, JR., ESQ.
           Treasurer                 Thelen Reid & Priest LLP
    30 West Superior Street             40 West 57th Street
 Duluth, Minnesota 55802-2093      New York, New York 10019-4097
        (218) 722-2641                    (212) 603-2000

(Names, addresses and telephone numbers, including area codes, of agents for service)

                      -----------------------------------

                        CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                           Proposed          Proposed
                                                                           maximum           maximum
           Title of securities                                          offering price       aggregate             Amount of
            to be registered             Amount to be registered <F1>     per unit <F2>  offering price <F2>   registration fee
  ----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, without par value           2,500,000  Shares              $19.03125       $47,578,125              $14,418
  Preferred Share Purchase Rights           2,500,000  Rights <F3>             -                -                      - <F4>
  ==================================================================================================================================

  <F1>  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends or similar transactions, in accordance with the provisions of the Plan.
  <F2>  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange composite tape on July 9, 1999.
 <F3>   The Preferred Share Purchase Rights (Rights) are attached to and will trade with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.
 <F4>   Since no separate consideration is paid for the Rights, the registration fee for these securities is included in the fee for the Common Stock.

================================================================================

                                 MINNESOTA POWER
                 EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

         Minnesota Power, Inc. (Minnesota Power) hereby incorporates herein by reference the following documents previously filed by Minnesota Power with the Securities and Exchange Commission (SEC).

         (1) Minnesota Power's Annual Report on Form 10-K for the year ended December 31, 1998 (1998 Form 10-K);

         (2) Minnesota Power's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

         (3) Minnesota Power's Current Reports on Form 8-K dated February 12, 1999; February 26, 1999; May 27, 1999; June 15, 1999 and July 7,
             1999.

         All documents subsequently filed by Minnesota Power pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. Any statement contained in an incorporated document shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed incorporated document modifies or supersedes such statement.


ITEM 4.    DESCRIPTION OF SECURITIES.

                           DESCRIPTION OF COMMON STOCK

         GENERAL. The following statements describing our Common Stock are not intended to be a complete description. They are qualified in their entirety by reference to our Articles of Incorporation and Mortgage and Deed of Trust. We also refer you to the laws of the State of Minnesota.

         We have the following authorized capital stock:

         - 130,000,000 shares of Common Stock, without par value;
         - 116,000 shares of 5% Preferred Stock, $100 par value;
         - 1,000,000 shares of  Serial Preferred Stock, without par value; and
         - 2,500,000 shares of Serial Preferred Stock A, without par value.

         DIVIDEND RIGHTS. Our Common Stock is entitled to dividends only after we have provided for dividends on our issued and outstanding Preferred Stocks and the sinking fund requirements of our Serial Preferred Stock A, $7.125 Series and $6.70 Series.

         Our Articles of Incorporation provide that while any shares of our Preferred Stocks are outstanding, cash dividends on our Common Stock are restricted to 75 percent of available net income when Common Stock equity is or would be between 20 percent and 25 percent of total capitalization. This restriction becomes 50 percent when Common Stock equity is or would be 20 percent or less. See Note 8 to our Consolidated Financial Statements in our 1998 Form 10-K.

         VOTING RIGHTS (NON-CUMULATIVE VOTING). Holders of our Common Stock are entitled to receive notice of and to vote at any meeting of our shareholders. Each share of our Common Stock, as well as each share of our issued and outstanding Preferred Stocks, is entitled to one vote. Since the holders of these shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all our directors. If that happens, the holders of the remaining shares voting (less than 50 percent) cannot elect any directors. In addition, whenever dividends on any of our Preferred Stocks are in default in the amount of four quarterly payments, and until all the dividends in default are paid, our Preferred Stocks are entitled, as one class, to elect a majority of the directors. Our Common Stock, as one class, would then elect the minority.

         Our Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

         -  Quorums;
         -  Terms of directors elected;
         -  Vacancies;
         -  Class voting, by Preferred Stocks and Common Stock;
         -  Meetings; and
         -  Adjournments.

         Our Articles of Incorporation contain provisions that make it difficult to obtain control of Minnesota Power through transactions not having the approval of our Board of Directors. These provisions include:

         - A provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of our capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of Minnesota Power, and other significant transactions that may have an effect on the control of Minnesota Power. Any of those transactions are required to meet certain "fair price" and procedural requirements. Neither a 75 percent stockholder vote nor "fair price" is required for any of those transactions that have been approved by a majority of the "Disinterested Directors," as that term is defined in our Articles of Incorporation.

         - A provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied.

         - A provision providing that some parts of our Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of our capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors. The parts of our Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

                 - mergers or consolidations, or sales or leases of a significant amount of assets, of Minnesota Power, and other significant transactions that may have an effect on the control of Minnesota Power, and

                 - the number, election, terms of office and removal of directors of Minnesota Power and the way in which vacancies on the Board of Directors are filled.

         LIQUIDATION RIGHTS. After we have satisfied creditors and the preferential liquidation rights of our outstanding Preferred Stocks ($100 per share plus unpaid accumulated dividends), the holders of our Common Stock are entitled to share ratably in the distribution of all remaining assets.

         MISCELLANEOUS. Holders of our Common Stock have no preemptive or conversion rights. Our Common Stock is listed on the New York Stock Exchange. The transfer agents and registrars for our Common Stock are Norwest Bank Minnesota, N.A. and Minnesota Power.

                 DESCRIPTION OF PREFERRED SHARE PURCHASE RIGHTS

         The following statements describing our Preferred Share Purchase Rights are not intended to be a complete description. They are qualified in their entirety by reference to the Rights Agreement, dated as of July 24, 1996 (Rights
Plan), between Minnesota Power and Minnesota Power's Corporate Secretary, as Rights Agent. We also refer you to the laws of the State of Minnesota.

         In July 1996 our Board of Directors declared a dividend distribution of one Right for each outstanding share of our Common Stock to shareholders of record at the close of business on July 24, 1996 (Record Date). Our Board of Directors also authorized the issuance of one Right for each share of our Common Stock that becomes outstanding between the Record Date and July 23, 2006, or an earlier date on which the Rights are redeemed. Except as described below, each Right, when exercisable, entitles the registered holder to purchase from us one two-hundredth of a share of Junior Serial Preferred Stock A, without par value (Serial Preferred), at a price of $45 per one two-hundredth of a share (the Purchase Price). The Purchase Price is subject to adjustment.

         No separate Right Certificates will be distributed. Until the Distribution Date, our Common Stock certificates together with a copy of the Summary of Rights Plan are proof of the Rights. The Distribution Date is the earlier to occur of:

         - 10 days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of our Common Stock (the Stock Acquisition Date), or

         - 15 business days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer where a person or group would become the beneficial owner of 15 percent or more of our outstanding shares of Common Stock. At any time before a person becomes an Acquiring Person, our Board of Directors may extend the 15-business day time period.

         Until the Distribution Date (or the earlier redemption, expiration or termination of the Rights), the Rights will be transferred only with our Common Stock. The transfer of any certificates for our Common Stock, with or without a copy of the Summary of Rights Plan, will also constitute the transfer of the Rights associated with those Common Stock certificates. As soon as practicable following the Distribution Date, we will mail separate certificates for the Rights to holders of record of our Common Stock as of the close of business on the Distribution Date. After the Distribution Date, separate certificates for the Rights will be given as proof of the Rights.

         Each whole share of our Serial Preferred will have a minimum preferential quarterly dividend rate equal to the greater of $51 per share or, subject to anti-dilution adjustment, 200 times the dividend declared on our Common Stock. If Minnesota Power liquidates, no distribution will be made to the holders of our Common Stock until the holders of our Serial Preferred have received a liquidation preference of $100 per share, plus accrued and unpaid dividends. Holders of our Serial Preferred will be entitled to receive notice of and to vote at any meeting of our shareholders. Each whole share of our Serial Preferred is entitled to one vote. These shares do not have cumulative voting rights. Whenever dividends on any of our Preferred Stocks are in default in the amount of four quarterly payments, and until all the dividends in default are paid, our Serial Preferred and other Preferred Stocks will be entitled, together as one class, to elect a majority of directors. Our Common Stock would then elect the minority. If, in any merger or other transaction, shares of our Common Stock are exchanged for or converted into other securities and/or property, each whole share of our Serial Preferred will be entitled to receive, subject to anti-dilution adjustment, 200 times the amount for or into which each share of our Common Stock is exchanged or converted. We cannot redeem the shares of Serial Preferred.

         The Rights are not exercisable until the Distribution Date and will expire at the earliest of:

         -  July 23, 2006 (Final Expiration Date),
         - the redemption of the Rights by Minnesota Power as described below, or
         -  the exchange of all Rights for our Common Stock as described below.

         If any person (other than Minnesota Power, our affiliates or any person receiving newly-issued shares of Common Stock directly from Minnesota Power) becomes the beneficial owner of 15 percent or more of the then outstanding shares of Common Stock, each holder of a Right will have a right to receive, upon exercise at the then current exercise price of the Right, Common Stock (or, in the discretion of the Board of Directors, cash, property or other securities of Minnesota Power) with a value equal to two times the exercise price of the Right. The Rights Plan contains an exemption for Common Stock we issue directly to any person. This exemption applies even if the person would become the beneficial owner of 15 percent or more of our Common Stock, provided that the person does not acquire any additional shares of our Common Stock. Examples of situations where we might issue Common Stock directly include private placements or acquisitions we make using our Common Stock as consideration.

         If following the Stock Acquisition Date we are acquired in a merger or other business combination transaction, or 50 percent or more of our assets or earning power are sold, we will make proper provision so that each holder of a Right will, after the transaction, have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company with a value equal to two times the exercise price of the Right.

         If the events described in the preceding two paragraphs happen (the Triggering Events), any Rights that an Acquiring Person beneficially owns or transferred to certain persons will immediately become null and void.

         The Purchase Price payable and the number of shares of our Serial Preferred or other securities or property issuable if the Rights are exercised, are subject to adjustment. An adjustment would be made to prevent dilution, if there was a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, our Serial Preferred or our Common Stock, or a reverse split of our outstanding shares of Serial Preferred or Common Stock.

         Our Board of Directors may exchange the Rights at an exchange ratio of one share of Common Stock per Right at any time that is

         - after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15 percent or more of the outstanding Common Stock, and

         - before the acquisition by that person or group of 50 percent or more of the outstanding Common Stock.

         This exchange ratio is subject to adjustment and does not include Rights that have become null and void.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in the Purchase Price. We will not be required to issue fractional shares of Serial Preferred or Common Stock (other than fractions in multiples of one one-hundredths of a share of Serial Preferred). Instead, we may make an adjustment in cash based on the market price of the Serial Preferred or Common Stock on the last trading date prior to the date of exercise.

         Our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right (Redemption Price) anytime before a person becomes an Acquiring Person. At our option, we may pay the Redemption Price in cash, shares of our Common Stock or other consideration that our Board of Directors deems appropriate. If we redeem the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         If the Rights are exercised, issuance of our Serial Preferred or our Common Stock will be subject to the necessary regulatory approvals. Until a Right is exercised, the holder of the Right will have no rights as a shareholder of Minnesota Power, including, without limitation, the right to vote or to receive dividends. One million shares of our Serial Preferred were reserved for issuance if the Rights are exercised.

         We may amend the provisions of the Rights Plan. However, any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

         The Rights have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Minnesota Power without conditioning the offer on the redemption of the Rights or on the acquisition of a substantial number of Rights. The Rights beneficially owned by that person or group may become null and void. The Rights should not interfere with any merger or other business combination approved by our Board of Directors. This is because, at any time before a person becomes an Acquiring Person, our Board of Directors may redeem all of the outstanding Rights at the Redemption Price.


ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Our consolidated financial statements incorporated in this registration statement by reference to our 1998 Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The statements as to matters of law and legal conclusions under "Description of Common Stock" and "Description of Preferred Share Purchase Rights" in this registration statement and in the Incorporated Documents have been reviewed by Philip R. Halverson, Esq., Duluth, Minnesota, Vice President, General Counsel and Secretary for Minnesota Power. These statements are set forth or incorporated by reference in reliance upon his opinion given upon his authority as an expert.

         As of July 1, 1999, Mr. Halverson owned 18,976 shares of our Common Stock. Mr. Halverson is acquiring additional shares of our Common Stock at regular intervals as a participant in our Employee Stock Ownership Plan, Employee Stock Purchase Plan, Supplemental Retirement Plan and Dividend Reinvestment and Stock Purchase Plan. Under our Executive Long-Term Incentive Compensation Plan, Mr. Halverson has:

         - been granted options to purchase 28,900 shares of Minnesota Power Common Stock, of which 17,760 options are fully vested, the remainder of which shall vest over the next two years, and all of which will expire ten years from the date of grant;

         - earned approximately 2,078 performance shares that have not yet been paid out under the terms of this Plan; and

         - an award opportunity for up to 5,032 additional performance shares contingent upon the attainment of certain performance goals of Minnesota Power for the period January 1, 1998 through December 31, 1999.

           The legality of the shares to be issued under this Plan will be passed upon for Minnesota Power by Mr. Halverson and by Thelen Reid & Priest LLP, New York, New York, counsel for Minnesota Power. Thelen Reid & Priest LLP may rely as to all matters of Minnesota law upon the opinion of Mr. Halverson.


ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys' fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 13 of our Bylaws contains the following provisions relative to indemnification of our directors and officers:

         - "The Company shall reimburse or indemnify each present and future director and officer of the Company (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such director or officer in connection with or arising out of any action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of the Company. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not directors or officers of the Company, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Company."

         - "Reasonable expenses may include reimbursement of attorneys' fees and disbursements, including those incurred by a person in connection with an appearance as a witness."

         - "Upon written request to the Company and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or director, may receive an advance for reasonable expenses if such agent, employee, officer or director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A."

         - "The foregoing rights shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall be available whether or not the director or officer continues to be a director or officer at the time of incurring such expenses and liabilities."

         We have insurance to cover expenditures which might arise in connection with the lawful indemnification of our directors and officers for their liabilities and expenses, and insure our directors and officers against certain other liabilities and expenses.

ITEM 8.    EXHIBITS

Exhibit
Number
-------

  *4(a)1  -  Articles of Incorporation, amended and restated as of May 27, 1998
             (filed as Exhibit 4(a) to Form 8-K dated June 3, 1998, File No. 1-3548).

  *4(a)2  -  Certificate Fixing Terms of Serial Preferred Stock A, $7.125
             Series (filed as Exhibit 3(a)2, File No. 33-50143).

  *4(a)3  -  Certificate Fixing Terms of Serial Preferred Stock A, $6.70 Series
             (filed as Exhibit 3(a)3, File No. 33-50143).

  *4(b)   -  Bylaws, as amended effective May 27, 1998 (filed as Exhibit 4(b), to Form 8-K dated June 3, 1998, File No. 1-3548).

  *4(c)1  -  Mortgage and Deed of Trust, dated as of September 1, 1945, between
             Minnesota Power and Irving Trust Company (now The Bank of New York) and Richard H. West (Douglas J. MacInnes, successor), Trustees (filed as Exhibit 7(c), File No. 2-5865).

  *4(c)2  -  Supplemental Indentures to Mortgage and Deed of Trust:

              Number        Dated as of         Reference File           Exhibit
              ------        -----------         --------------           -------

              First         March 1, 1949       2-7826                     7(b)
              Second        July 1, 1951        2-9036                     7(c)
              Third         March 1, 1957       2-13075                    2(c)
              Fourth        January 1, 1968     2-27794                    2(c)
              Fifth         April 1, 1971       2-39537                    2(c)
              Sixth         August 1, 1975      2-54116                    2(c)
              Seventh       September 1, 1976   2-57014                    2(c)
              Eighth        September 1, 1977   2-59690                    2(c)
              Ninth         April 1, 1978       2-60866                    2(c)
              Tenth         August 1, 1978      2-62852                    2(d)2
              Eleventh      December 1, 1982    2-56649                    4(a)3
              Twelfth       April 1, 1987       33-30224                   4(a)3
              Thirteenth    March 1, 1992       33-47438                   4(b)
              Fourteenth    June 1, 1992        33-55240                   4(b)
              Fifteenth     July 1, 1992        33-55240                   4(c)
              Sixteenth     July 1, 1992        33-55240                   4(d)
              Seventeenth   February 1, 1993    33-50143                   4(b)
              Eighteenth    July 1, 1993        33-50143                   4(c)
              Nineteenth    February 1, 1997    1-3548 (1996 Form 10-K)    4(a)3
              Twentieth     November 1, 1997    1-3548 (1997 Form 10-K)    4(a)3

Exhibit
Number
-------

  *4(d)  -  Mortgage and Deed of Trust, dated as of March 1, 1943, between
            Superior Water, Light and Power Company and Chemical Bank & Trust Company and Howard B. Smith, as Trustees, both succeeded by First Bank N.A., as Trustee (filed as Exhibit 7(c), File No. 2-8668), as supplemented and modified by First Supplemental Indenture thereto dated as of March 1, 1951 (filed as Exhibit 2(d)(1), File No. 2-59690); Second Supplemental Indenture thereto dated as of March 1, 1962 (filed as Exhibit 2(d)1, File No. 2-27794); Third Supplemental Indenture thereto dated July 1, 1976 (filed as Exhibit 2(e)1, File No. 2-57478); Fourth Supplemental Indenture thereto dated as of March 1, 1985 (filed as Exhibit 4(b), File No. 2-78641); Fifth Supplemental Indenture thereto dated as of December 1, 1992 (filed as Exhibit 4(b)1 to Form 10-K for the year ended December 31, 1992, File No. 1-3548); Sixth Supplemental Indenture, dated as of March 24, 1994 (filed as Exhibit 4(b)1 to Form 10-K for the year ended December 31, 1996, File No. 1-3548); Seventh Supplemental Indenture, dated as of November 1, 1994 (filed as Exhibit 4(b)2 to Form 10-K for the year ended December 31, 1996, File No. 1-3548) and Eighth Supplemental Indenture, dated as of January 1, 1997 (filed as
            Exhibit 4(b)3 to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

  *4(e)  -  Indenture, dated as of March 1, 1993, between Southern States
            Utilities, Inc. (now Florida Water Services Corporation) and Nationsbank of Georgia, National Association (now SunTrust Bank, Central Florida, N.A.), as Trustee (filed as Exhibit 4(d) to Form 10-K for the year ended December 31, 1992, File No. 1-3548), as supplemented and modified by First Supplemental Indenture, dated as of March 1, 1993 (filed as Exhibit 4(c)1 to Form 10-K for the year ended December 31, 1996, File No. 1-3548), Second Supplemental Indenture, dated as of March 31, 1997 (filed as Exhibit 4 to Form 10-Q for the quarter ended March 31, 1997, File No. 1-3548) and Third Supplemental Indenture, dated as of May 28, 1997 (filed as
            Exhibit 4 to Form 10-Q for the quarter ended June 30, 1997, File No. 1-3548).

  *4(f) - Amended and Restated Trust Agreement, dated as of March 1, 1996, relating to MP&L Capital I's 8.05% Cumulative Quarterly Income Preferred Securities, between Minnesota Power, as Depositor, and The Bank of New York, The Bank of New York (Delaware), Philip R. Halverson, David G. Gartzke and James K. Vizanko, as Trustees (filed as Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

  *4(g)  -  Amendment No. 1, dated April 11, 1996, to Amended and Restated
            Trust Agreement, dated as of March 1, 1996, relating to MP&L Capital I's 8.05% Cumulative Quarterly Income Preferred Securities (filed as
            Exhibit 4(b) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

  *4(h)  -  Indenture, dated as of March 1, 1996, relating to Minnesota
            Power's 8.05% Junior Subordinated Debentures, Series A, Due 2015, between Minnesota Power and The Bank of New York, as Trustee (filed as Exhibit 4(c) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

  *4(i)  -  Guarantee Agreement, dated as of March 1, 1996, relating to MP&L
            Capital I's 8.05% Cumulative Quarterly Income Preferred Securities, between Minnesota Power, as Guarantor, and The Bank of New York, as Trustee (filed as Exhibit 4(d) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

Exhibit
Number
-------

  *4(j)  -  Agreement as to Expenses and Liabilities, dated as of March 20,
            1996, relating to MP&L Capital I's 8.05% Cumulative Quarterly Income Preferred Securities, between Minnesota Power and MP&L Capital I (filed as Exhibit 4(e) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3548).

  *4(k) - Officer's Certificate, dated March 20, 1996, establishing the terms of the 8.05% Junior Subordinated Debentures, Series A, Due 2015 issued in connection with the 8.05% Cumulative Quarterly Income Preferred Securities of MP&L Capital I (filed as Exhibit 4(i) to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

  *4(l)  -  Rights Agreement dated as of July 24, 1996, between Minnesota
            Power and the Corporate Secretary of Minnesota Power, as Rights Agent (filed as Exhibit 4 to Form 8-K dated August 2, 1996, File No. 1-3548).

  *4(m)  -  Indenture, dated as of May 15, 1996, relating to the ADESA
            Corporation's 7.70% Senior Notes, Series A, Due 2006, between ADESA Corporation and The Bank of New York, as Trustee (filed as Exhibit 4(k) to Form 10-K for the year ended December 31, 1996, File
            No. 1-3548).

  *4(n) - Guarantee of Minnesota Power, dated as of May 30, 1996, relating to the ADESA Corporation's 7.70% Senior Notes, Series A, Due 2006 (filed as Exhibit 4(l) to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

  *4(o) - ADESA Corporation Officer's Certificate 1-D-1, dated May 30, 1996, relating to the ADESA Corporation's 7.70% Senior Notes, Series A, Due 2006 (filed as Exhibit 4(m) to Form 10-K for the year ended December 31, 1996, File No. 1-3548).

   5(a)  -  Opinion and Consent of Philip R. Halverson, Esq., Vice President,
            General Counsel and Secretary of Minnesota Power.

   5(b)  -  Opinion and Consent of Thelen Reid & Priest LLP.

  23(a)  -  Consent of PricewaterhouseCoopers LLP.

  23(b) - Consents of Philip R. Halverson, Esq., and Thelen Reid & Priest LLP are contained in Exhibit 5(a) and (b), respectively.

     24  -  Power of Attorney (see page II-11).

------------------------
* Incorporated herein by reference as indicated.

ITEM 9.    UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in amount of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in amount and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in such registration statement.

             Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to the registration statement, and appoints any such agent for service as attorney-in-fact to sign in each such person's behalf individually and in each capacity stated below and file any such amendments to the registration statement and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth and State of Minnesota on the 15th day of July, 1999.

                                                      MINNESOTA POWER, INC.
                                                          (Registrant)

                                             By         Edwin L. Russell
                                                 -------------------------------
                                                        Edwin L. Russell
                                                     Chairman, President and
                                                     Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                      Title                      Date
         ---------                      -----                      ----


    EDWIN L. RUSSELL             Chairman, President,          July 15, 1999
---------------------------     Chief Executive Officer
    Edwin L. Russell                 and Director




    DAVID G. GARTZKE             Senior Vice President-
---------------------------           Finance and              July 15, 1999
    David G. Gartzke            Chief Financial Officer




     MARK A. SCHOBER                 Controller                July 15, 1999
---------------------------
     Mark A. Schober

         Signature                      Title                      Date
         ---------                      -----                      ----


     KATHLEEN A. BREKKEN               Director                July 15, 1999
---------------------------
     Kathleen A. Brekken

      MERRILL K. CRAGUN                Director                July 15, 1999
---------------------------
      Merrill K. Cragun

       DENNIS E. EVANS                 Director                July 15, 1999
---------------------------
       Dennis E. Evans

      PETER J. JOHNSON                 Director                July 15, 1999
---------------------------
      Peter J. Johnson

       GEORGE L. MAYER                 Director                July 15, 1999
---------------------------
       George L. Mayer

       JACK I. RAJALA                  Director                July 15, 1999
---------------------------
       Jack I. Rajala

     AREND J. SANDBULTE                Director                July 15, 1999
---------------------------
     Arend J. Sandbulte

         NICK SMITH                    Director                July 15, 1999
---------------------------
         Nick Smith

      BRUCE W. STENDER                 Director                July 15, 1999
---------------------------
      Bruce W. Stender

   DONALD C. WEGMILLER                 Director                July 15, 1999
---------------------------
   Donald C. Wegmiller

                                  EXHIBIT INDEX

Exhibit
Number
-------

   5(a)  -  Opinion and Consent of Philip R. Halverson, Esq., Vice President,
            General Counsel and Secretary of Minnesota Power.

   5(b)  -  Opinion and Consent of Thelen Reid & Priest LLP.

  23(a)  -  Consent of PricewaterhouseCoopers LLP.

  23(b) - Consents of Philip R. Halverson, Esq., and Thelen Reid & Priest LLP are contained in Exhibit 5(a) and (b), respectively.

     24  -  Power of Attorney (see page II-11).